

Doing Business the Right Way

NELNET **CODE OF CONDUCT**



Table of Contents

A Letter From Our CEO, Jeff Noordhoek 2
Core Values and Guiding Principles 3
Our Personal Responsibilities 5
Speak Up 7
Do What's Best for Our Customers 9
Respect Your Coworkers 16
Make Ethical Business Decisions 20
Protect the Company by Being Open and Honest 26
Help Make Your Community Better 35















A letter from our CEO, Jeff Noordhoek

"We all have the opportunity to protect our good name by doing business the right way."

For years, we've sought to make educational dreams possible. As we continue to expand our presence in the education space and diversify our products and services into new markets, it's more important than ever to exceed our customers' expectations, inspire associates, and uphold our strong reputation. You'll find the principles on how to do so in our Core Values and Code of Conduct.

Our Code of Conduct isn't meant to be all-encompassing. It's not written to cover every workplace ethical dilemma we face, but it is meant to help recognize potential issues and understand how to deal with them. This is where the Code of Conduct can help—it relates everyday experiences to our Core Values. It helps ensure we keep them in mind every day, as we make the daily choice to do business the right way, treat each other fairly, and remain ethical in each business decision.

Our Code of Conduct applies to and serves as a guide for each of us—associates, board members, vendors, business partners, and businesses we invest in—as we do business with the highest degree of integrity. I encourage all of you to become familiar with our Core Values, Code of Conduct, and supporting policies. A link to these documents can be easily found on the homepage of the Nelnet Portal.

We're more successful as a company—and as a corporate community—when we're all invested in a common way of operating with ethics and integrity. It's our responsibility to our customers, our associates, and to the communities in which we live and work to act with integrity in every situation. We're not perfect, but these are the principles we aspire to. If you see something, or have done something not in line with this Code, get help. Talk to someone. There's almost always a solution, and we promise zero retaliation will come to those who have the courage to Speak Up. I am committed, and you should be too, to our Core Value of open, honest communication—whether it's to praise someone's hard work, share a business idea, or report a situation that could compromise Nelnet's reputation.

Each of us is responsible for living and helping to hold each other accountable to this Code. We all have the opportunity to protect our good name by doing business the right way. I have committed to these principles, and by working at Nelnet, you have too.



Jeff Noordhoek
CEO, Nelnet

NELNET CODE OF CONDUCT: DOING BUSINESS THE RIGHT WAY

Core Values and Guiding Principles








Core Values and Guiding Principles

Our Core Values drive our everyday business decisions and provide the foundation for our Code of Conduct.

Customers are #1

Do what's best for our customers by making them our number one priority

- Maintain high-quality products and services
- Compete fairly
- Accurately represent Nelnet and its products and services
- Resolve customer complaints quickly and fairly
- Comply with laws and regulations
- Understand government contracting requirements

Create an environment in which associates can do what they do best

Respect your coworkers and help create a great place to work

- Be the best teammate possible
- Keep learning
- Encourage a culture of wellness

Build a diversified education services company

Make ethical business decisions that sustain long-term diversified growth

- Never let personal interests influence business decisions
- Reject bribery and corruption
- Avoid being compromised by gifts and entertainment
- Avoid insider trading

Maintain open, honest communication

Protect the company by being open and honest

- Ensure the integrity and accuracy of business records
- Hold vendors to the same standards
- Protect associate and customer information
- Protect Nelnet resources from theft, loss, damage, and misuse
- Be open and honest during audits and investigations

Give back to our community

Help make your community better

- Invest in our communities
- Represent Nelnet well through our business and personal actions

Throughout this document, you'll see the above icons to remind us of each Core Value and how it relates to the Code

NELNET CODE OF CONDUCT: DOING BUSINESS THE RIGHT WAY

Our Personal Responsibilities











Our Personal Responsibilities

We are leaders in our own job functions, and we must reinforce the principles of our Code of Conduct and Core Values throughout all levels of our workforce.

Nelnet's reputation is built one decision at a time. Every day, every one of us must act ethically and responsibly.

We're All Responsible

All of our work must comply with our Code of Conduct, our policies, and the law. It is our individual responsibility to know and comply with polices that apply to the work we do and the decisions we make.

Our Code of Conduct applies to and serves as a guide for each of us—associates, board members, vendors, business partners, and the businesses we invest in.

Lead by Example

While each of us is expected to act ethically, Nelnet leaders—from supervisors up to the CEO—have additional responsibility to do business the right way because of the visibility of these positions. We each serve as role models, and need to inspire others to embrace our Code of Conduct by:

- Recognizing integrity
- Encouraging ethical decision-making
- Creating an open-door policy
- Supporting an Anonymous Reporting process where associates feel comfortable raising concerns
- Seeking help in resolving and escalating issues as they arise
- Publicly recognizing those who exceed expectations
- Upholding a zero-retaliation policy for those who have the courage to Speak Up







Speak Up







Speak Up

Open, honest communication is one of our Core Values, and guides how we conduct our business. We promise that absolutely no retaliation will come to those who have the courage to Speak Up.

> "Courage is what it takes to stand up and speak; courage is also what it takes to sit down and listen."
>
> —WINSTON CHURCHILL

Nelnet is at its best when we Speak Up and freely share our thoughts, ideas, suggestions, praise, and concerns. This is how we develop an engaged team, inspire innovation, and most importantly, protect our reputation.

There are three ways to Speak Up

1. **REPORT A CONCERN**
   - Talk to your manager. Your leader will help research, and if necessary, develop a plan to correct the situation, or will bring the concern to another leader for advice.
   - If you're not comfortable bringing your concern to your leader, or don't get the response you think the situation deserves, you can submit it via the Anonymous Reporting form.
   - To ask a question about our Code and how it applies to a specific situation, email AskEthics (an executive management team that weighs in on ethical issues).
2. **SHARE AN IDEA:**
   - Bring your idea to your leader. They can help you refine your idea and get it in front of the right people.
3. **RECOGNIZE FELLOW ASSOCIATES:**
   - Publically say "thank you" or recognize hard work at meetings.

Zero Retaliation

We promise zero retaliation will come to those who Speak Up, unless the report was intended to harm another associate or the company. Submit your concern to AskEthics.

Q I believe my coworker may have violated a company policy, so I report my concern via Anonymous Reporting. **Is it okay to give my name on the form?**

A **Yes, but it's not required.** By providing your name, we can reach you for additional information, which may help facilitate the process and even speed it up. Only Audit Services has access to Anonymous Reporting information.

Do What's Best for Our Customers







Pillar of Character: **Fairness**

- Play by the rules
- Be open-minded and listen to others
- Treat all people fairly

> "Quality is not an act, it is a habit."
>
> —ARISTOTLE

DO WHAT'S BEST FOR OUR CUSTOMERS

Maintain High-Quality Products and Services

Our customers are #1. We are committed to maintaining our customers' trust by offering high-quality products and services.

Each of us touch a product or service in some way, and everyone you work with is a customer. This includes your coworkers. Keep these points in mind when offering customer service:

- **Deliver on promises.** When we say the customer is #1, we mean it. Always follow through with your responsibilities and commitments.
- **Listen to their needs.** In order to provide exceptional products and services, as well as great customer service, we must know and understand our customers' needs. We can only do this by being skillful listeners.
- **Know our quality standards.** This includes any policies or procedures that apply to any products or services in your business segment.
- **Follow best practices.** As an innovative company, we proactively seek better, more efficient ways to serve the customer. It is everyone's responsibility to create best practices and share updated procedures with fellow associates.











DO WHAT'S BEST FOR OUR CUSTOMERS

Compete Fairly

Our customers should choose us based on our superior products and services, customer service, and competitive prices.

"I have been up against tough competition all my life. I wouldn't know how to get along without it."

—WALT DISNEY

Competition is healthy, and it helps us become better at our business. One of our Core Values is diversification, which means we have a presence in many different sectors. Even with our aggressive goals, we will always act fairly and legally toward the competition.

This includes, but is not limited to:

- Only using legitimate means of obtaining competitive information
- Never misrepresenting competitors' products or services
- Respecting confidential information and intellectual property rights of our competitors and other third parties
- Always complying with antitrust and competition laws

Violations of antitrust or competition laws (like price-fixing agreements or agreements to allocate markets, such as agreements not to compete on particular Requests for Proposal (RFPs) or other business opportunities) can result in severe legal penalties for Nelnet and criminal charges for associates involved. For details on antitrust and competition laws in your area, or to report a possible violation, contact AskEthics.

Q **Is all information I find about the competition illegal to have?**

A **No.** Competitive intelligence can be obtained fairly and ethically from publicly available sources like media reports, trade journals, annual reports, government filings, speeches by executives, and from customers. You should never seek out competitive intelligence by way of misrepresentation, trespassing, theft, or invasion of privacy.

DO WHAT'S BEST FOR OUR CUSTOMERS

“Honesty is the best policy.”

—BENJAMIN FRANKLIN

Accurately Represent Nelnet and its Products and Services

Present our offerings as they are, and be truthful about what we can deliver.

Our products and services touch millions of lives every day, so we work hard to have marketing that reflects our high ethical standards. Our marketing materials must be truthful, understandable, and comply with all applicable laws. Always talk about and market our products and services responsibly.

- **Never overstate.** Be truthful about what we offer.
- **Never mislead.** Ensure descriptions and packaging are accurate.
- **Keep the customer's interests at heart.** Don't sell products or services that fail to meet the customer's needs. Acknowledge the customer's objectives, finances, and individual circumstances.
- **Make it clear.** Provide relevant and complete information so customers have the best choice of product options. Make every effort to ensure the customer understands the product and any associated risks.

We must comply with Nelnet's advertising standards and ensure all messages are reviewed by Corporate Communications (send all communications to CommunicationsReview@Nelnet.net for review) before they are launched.

Q Based on several meetings and hallway conversations, I know Nelnet is contemplating several different service enhancements that a potential customer, who I've been talking with for several months, would really like to have. **To win the business now, can I tell the customer we already have these services?**

A **No.** To create long-term customer relationships and operate with integrity, we must be honest and let customers know we do not have these enhanced services today, but we are considering modifications that will improve the product/service.

Resolve Customer Complaints Quickly and Fairly

Complaints are an opportunity to help a customer and to improve the service we provide. Always record, resolve quickly, and follow up with a customer to make sure their expectations are met.

Each interaction with our customers should reflect the importance and value we place on them and their business.

Complaints, if they are dealt with quickly and professionally, are an opportunity for us to improve our products and services. When handling complaints, we must:

- **Record the process.** Recognize, log, and track each complaint. Failure to follow these procedures could expose Nelnet to reputation damage, lawsuits, and regulatory penalties (including fines).
- **Deliver on your promises.** Follow up with the customer to ensure a resolution is found.
- **Move quickly but responsibly.** A responsive approach will impress customers and enhance their perception of Nelnet. Always involve our Legal Department if the complaint alleges fraud or suggests that illegal or unethical behavior has occurred. Follow established Nelnet escalation procedures when appropriate.

Always be alert for situations that could compromise our reputation, including social media. If you see something that could negatively affect the quality of the Nelnet brand, report it immediately to your supervisor and Corporate Communications.

For more information, read the Complaint Management Policy.

"There is only one boss, the customer. And he can fire everyone in the company from the chairman on down, simply by spending his money elsewhere."

—SAM WALTON

Q A customer is complaining about the high interest rate on her loan, and has asked for relief from the high rate. Nelnet did not originate the loan and the complaint is not about Nelnet's customer service. **How should I proceed?**

A **Always treat the customer professionally and listen to concerns with empathy.** Though you're unable to change the rate on the loan, you can provide a responsive, caring approach to let the customer know that she has been heard. If available, offer alternative solutions that are in the best interest to the customer.

Comply with Laws and Regulations

We must follow both the spirit and the letter of the laws, complying not only with the exact wording of applicable legal and regulatory requirements, but also with the underlying principles.

"Confidence thrives on honesty, on honor, on the sacredness of obligations, on faithful protection, and on unselfish performance. Without them it cannot live."

—FRANKLIN D. ROOSEVELT

Whatever the function we perform at Nelnet, we must be familiar with laws pertaining to our job, and how they affect the customer. Nelnet provides ongoing training, but we are also encouraged to learn about best practices. We must act with integrity and honesty in all circumstances and at all times with all parties.

Our business is spread across state lines and even international borders, and we must comply with relevant regulations and laws that protect our customers, associates, and stakeholders. Our Regulatory Affairs team actively communicates new and changing regulations to business segment representatives to ensure we understand and comply with industry laws and regulations.

Today's regulatory environment is becoming more and more complicated as new laws and enforcement activities are developed. It's now even more important for each associate and leader to be aware, knowledgeable, and committed to compliance excellence—to help Nelnet maintain our reputation of integrity.

Q It's late in the day, but I have some paperwork to finish before I can go home. If I don't follow the standard process, I can close out my last customer concern quickly. **Can I ignore the usual process just this once?**

A **No, everyone's responsible for compliance.** Standards exist to protect not only the customer, but Nelnet as a company. By bypassing the approved process, you're putting Nelnet at risk. Always follow the workflow you learned from your training team. Never take a shortcut when assisting a customer.

DO WHAT'S BEST FOR OUR CUSTOMERS

Understand Government Contracting Requirements

As a government contractor, we must understand and follow all applicable government contracting regulations.

"You have to learn the rules of the game. And then you have to play better than anyone else."

—ALBERT EINSTEIN

In the course of our work, we may interact with government agencies and officials. In every instance, we must apply the highest ethical standards and comply with applicable laws and regulations, including special requirements for doing business with the government. We must fully understand the requirements of our contracts and work closely with our government partners to refine our products and services.

Our government contracts are an important source of revenue. But, doing business with the government is different in many ways from how we do business within the private sector, and introduces new rules and regulations we must follow.

Government employees. We must comply with all laws concerning recruitment and employment of former and current government employees, either as staff members or as consultants. Additionally, we should not offer, give, transfer, or receive anything of value—for personal or Nelnet benefit—to/from any official, employee, or agent of the federal government. For more information about hiring former government employees as employees or consultants, or working with current government employees, contact AskLegal.

Government information. As a government contractor, we may learn of confidential government information. We can't, and won't, use that information to gain an unfair advantage over our competitors. We must also maintain accurate and complete tracking and billing of costs associated with government contracts and comply with all contract requirements.

If we determine that a Nelnet associate, while working on a government contract, has committed fraud, has a conflict of interest, or has violated the bribery or gratuity rules under federal law or the Federal False Claims Act, we must disclose this fact to the government. Additionally, if we identify possible violations of government contracting requirements or areas of concern, we must promptly escalate our concerns to management.





Respect Your Coworkers







Pillar of Character: **Respect**

- Be tolerant and accepting of differences
- Deal peacefully with anger, insults, and disagreements
- Be considerate of the feelings of others

RESPECT YOUR COWORKERS

Be the Best Teammate Possible

> "Talent wins games, but teamwork and intelligence wins championships."
>
> —MICHAEL JORDAN

Our success can be achieved only when we treat everyone, both within and outside our company, with respect.

We provide a work environment in which our associates are engaged and can thrive by doing what they do best. This environment promotes open communication, collaboration, and continued learning.

We must meet the expected standards of performance, behavior, and conduct as explained in our Associate Handbook.

Workplace safety

We are committed to safeguarding the health and safety of our associates, visitors, contractors, and consumers. We should always work in a safe manner, encourage others to do the same, and notify your manager of any real or potential workplace hazards.

Discrimination

Employment decisions (such as recruiting, hiring, training, promoting, and compensating) must always be based on merit without regard to non-job-related characteristics such as race, color, ethnicity, national origin, gender or gender identity, sexual orientation, age, religion, or disability.

Harassment

We will settle for nothing less than for all associates to be free from harassment or any other offensive or disrespectful conduct that creates an intimidating, offensive, or hostile work environment. It is important to remember that harassment, sexual or otherwise, is determined by your actions and how they impact others, regardless of your intentions.



RESPECT YOUR COWORKERS

Keep Learning

We must strive to grow personally and professionally.
Your efforts lead to greater opportunities for you and Nelnet.

"Intellectual growth should commence at birth and cease only at death."

—ALBERT EINSTEIN

Only through continued learning and development will we reach our maximum potential and keep up with a quickly changing world. Nelnet encourages you to continue to learn through on the job training, the Nelnet Learning Portal, offsite training, and tuition reimbursement. Your leader can help identify learning opportunities so you can participate in relevant professional development to gain new skills and capabilities. Contact the Learning Resources Group for more information.






Q I would like to go back to school and finish my accounting degree. **Will Nelnet's tuition assistance program cover some of these costs?**

A **Yes.** Full- and part-time associates who have completed one year of employment at Nelnet are eligible. Nelnet's Tuition Assistance Committee must approve all degree programs, non-degree seeking individual classes, or certificate programs prior to the start date of classes. Associates who receive approval will receive full or partial tuition reimbursement, up to $5,250 per year, for courses where they receive a grade of B- or higher, and 80% reimbursement for book expenses.

> "Our bodies are our gardens—our wills are our gardeners."
>
> —WILLIAM SHAKESPEARE

RESPECT YOUR COWORKERS

Encourage a Culture of Wellness

Our associates are our greatest asset. We all work with a high standard of excellence in accordance with our Code of Conduct, and in doing so, encourage every associate to prioritize their personal well-being.

We strive to build a culture of wellness and an environment where each of us can be successful in reaching goals within the areas of physical, financial, professional, and personal well-being. To do this, Nelnet is committed to offering a comprehensive benefits and wellness program that is designed to support you as you work toward your goals.

Being healthy and happy is the first step in building a high-performance environment where we can make clear and good decisions every day. When an individual is down or has a pessimistic view of the world, it negatively impacts our decision making and our ability to put energy into doing what's right.



Make Ethical Business Decisions





Pillar of Character: **Trustworthiness**

- Don't deceive, cheat, or steal
- Be reliable—do what you say you'll do
- Have the courage to do the right thing
- Build a good reputation

MAKE ETHICAL BUSINESS DECISIONS

Never Let Personal Interests Influence Business Decisions

When we are in a situation where competing loyalties could cause us to pursue a personal benefit for ourselves, friends, or family members at the expense of Nelnet or our customers, we may be faced with a conflict of interest.

"It takes 20 years to build a reputation and five minutes to ruin it. If you think about that, you'll do things differently."

—WARREN BUFFETT

When faced with a potential conflict of interest, ask yourself:

- Do my outside interests influence, or appear to influence, my ability to make sound business decisions?
- Do I stand to benefit from my involvement in this situation? Or, does a friend or relative of mine stand to benefit?
- Could my participation in this activity interfere with my ability to do my job?
- Is the situation causing me to put my own interest ahead of Nelnet's interests?
- If the situation becomes public knowledge, would I be embarrassed, or would Nelnet's reputation be tarnished?

If you answer yes to any of the above questions or are unsure, you may be faced with a conflict of interest that must be reported to management. You can do this by discussing the matter with your manager, sending your question to AskEthics, or referring to the Conflict of Interest/Gifts and Hospitality Policy.

(continued on next page)

Q I've just started a small business. **Can I talk to coworkers about becoming clients?**

A **Yes, but you shouldn't do so at work.** Your outside business cannot interfere with your responsibilities at Nelnet. In addition, you cannot represent your business as being associated with Nelnet in any way, and you cannot use Nelnet systems to obtain information to identify potential clients (coworkers or otherwise).

(continued from previous page)

It is impossible to describe every relationship, situation, or circumstance that may pose a conflict of interest. However, listed below are several areas that are potential conflicts of interest that should be disclosed and/or avoided.

- Making personal investments in companies that are Nelnet competitors or business partners when the investment may cause, or appear to cause, you to act in a way that could harm Nelnet
- Accepting employment, advisory positions, or board seats with Nelnet competitors or business partners when your judgment could be, or could appear to be, influenced in a way that could harm Nelnet
- Participating in potential or existing Nelnet business relationships involving your relatives, spouse or significant other, or close friends. This includes being the hiring manager for a position where your relative or close friend is being considered
- Accepting gifts, entertainment, or other business courtesies from Nelnet competitors, customers, vendors, or business partners that could create the appearance of a conflict of interest
- Taking personal advantage of corporate opportunities that are presented to you or are discovered by you as a result of your position with Nelnet or through the use of Nelnet assets or information, unless authorized to do so
- Donating to organizations where the donation could be perceived as an exchange for business or future business









Reject Bribery and Corruption

Opposing all forms of bribery and corruption is a key factor in doing business with integrity.

Corruption refers to achieving, or attempting to achieve, any advantage through improper or illegal means, such as bribery, extortion, or kickbacks. To comply with anti-bribery laws, we should never offer anything to a government or regulating official or representative to obtain or retain business, influence business decisions, or secure an unfair advantage. No matter where we might work, there is likely an anti-bribery law or policy that applies to us.

- **Know the law.** The Foreign Corrupt Practices Act makes it illegal to give a gift to foreign government officials with the intention of obtaining or retaining business, influencing business decisions, or securing an unfair advantage. Never pay, promise to pay, or authorize payment to foreign officials as a way to secure any business advantage. Keep accurate and fairly reflected records of foreign transactions and maintain a strong system of internal accounting controls.
- **Know the consequences.** Improper payments or bribes expose you and Nelnet to possible criminal prosecution. We reject such corruption with both the government and the private sector.
- **Know the difference.** Bribes and improper payments should not be confused with reasonable legitimate businesses expenses, gifts, entertainment, travel expenditures, and contributions from Nelnet's Political Action Committee (contact our Government Relations team for more information). These are allowed, subject to certain guidelines. See the Conflicts of Interest / Gifts and Hospitality Policy.

"Though the bribe be small, the fault is great."

—SIR EDWARD COKE

Q | My cousin, who owns a local vending machine company, will personally pay me 5% of all sales if I can get Nelnet to sign an agreement with his company. **Can I accept his offer?**

A | **No.** This constitutes a kickback. A kickback is a form of corruption that involves two parties agreeing that a portion of sales or profits will be improperly given, rebated, or kicked back to the purchaser in exchange for making the deal. You can, however, provide his company's information to a Nelnet business leader who can evaluate his services along with other similar companies.

Avoid Being Compromised by Gifts and Entertainment

We must not offer, give, or accept inappropriate gifts or benefits.

"A gift consists not in what is done or given, but in the intention of the giver or doer."

—LUCIUS ANNAEUS SENECA

Gifts and entertainment are a part of most business relationships, and can take many forms: trips, tickets, cash, quid pro quo arrangements, discounts, hotel accommodations, or anything else that is deemed to be of value to the recipient. Gifts and entertainment that are unsolicited, tasteful, not in excessive value and are provided openly and legally are okay, but problems arise when they begin to compromise or influence—or even appear to compromise or influence—business relationships.

- **Corporate gifts and entertainment must comply with our Conflicts of Interest/Gifts and Hospitality Policy.** A gift should not be cash or anything that could be converted to cash, like gift cards.
- **Consider the other party.** Although a gift may appear to be in line with our Code and policy, we must also be compliant with the contracts, rules, and codes of our customers, partners, and vendors, especially when concerning government officials. Applicable federal and state laws may prohibit or limit gifts, travel, or entertainment provided to government officials.
- **Reimbursements to user groups or advisory boards are limited to reasonable travel and entertainment costs.** Nelnet may request employees of clients, prospective clients, educational institutions (both higher education and K–12), or trade associates to serve on user groups or advisory boards to help us improve our service offerings. Nelnet will not pay for people to participate in these meetings, but may provide reasonable limited reimbursement of travel and entertainment costs.
- **If in doubt, consult AskEthics.** If you receive a gift, want to provide a gift to a customer, or pay expenses on behalf of a customer or potential customer, and feel these actions may be perceived by others as influencing either your decisions or that of the customer, contact AskEthics.

Q A customer sent me a $150 prepaid gift card to thank me for quickly resolving an issue for them. **Can I accept and use the gift card?**

A **No.** Since the gift card can easily be converted to cash and may be perceived by others as influencing your actions for this specific customer, you should either return the gift card to the customer or donate the gift card to the Nelnet Foundation. In either case, you should thank the customer for the gesture. If it was a gift basket or some other, non-cash, gift that can be shared, you should share the gift with your teammates to recognize their efforts in supporting our customers. This same policy should be followed for gifts received from vendors or business partners.

Avoid Insider Trading

Know the rules for trading Nelnet stock, and trade only when you do not possess material nonpublic ('insider') information.

> "With enough insider information and a million dollars, you can go broke in a year."
>
> —WARREN BUFFETT

Confidential information is considered to be material and nonpublic when a reasonable investor would consider it important in making a decision to buy or sell stock in a company and when it has not been widely disseminated to the public. Buying and selling securities based on material nonpublic confidential information is considered insider trading and is a violation of federal securities laws and may result in stiff punishments, including prison time.

Examples of material nonpublic information:

- Quarterly or annual earnings
- Forecasts and risk models
- Business plans and strategies
- Significant restructurings or management changes
- Potential acquisitions
- Formulas, pricing, and sales information
- Software, tools, research, and new product development

We should never disclose material nonpublic information to anyone outside our company, including family members, friends, or other third parties. Doing so would violate Nelnet policy and could make you liable if the party buys or sells securities based on the information received.

For details on buying and selling Nelnet stock, refer to our Securities Trading Policy.

Q I attend a family reunion, and begin chatting with my uncle who purchased Nelnet stock last year. He starts asking questions about the company. I know Nelnet is acquiring a new business this quarter and it will increase our earnings in the future, but the information has not yet been made public. **Can I tell my uncle about it?**

A **No.** If this acquisition is undisclosed and a reasonable investor would consider the information when making an investment decision, any information about it is material nonpublic. If you tell your uncle about the acquisition and he makes an investment decision based on it, this constitutes 'tipping' and insider trading.

Protect the Company by Being Open and Honest







Pillar of Character: **Responsibility**

- Always do your best
- Think before you act—consider the consequences
- Be accountable for your words, actions, and attitudes

Ensure the Integrity and Accuracy of Business Records

We each play a part in ensuring Nelnet's business records meet the highest standards of accuracy and completeness.

"Fast is fine, but accuracy is everything."

—WYATT EARP

Business records include any document or communication in paper or electronic form that is maintained in the course of business. This covers a wide variety of information, including but not limited to: payroll documents, legal agreements, information in filings with governmental agencies, purchase orders, audit work papers, travel and expense reports, and investigation reports. Referring to the following concepts will help ensure the integrity of our business records.

Spend Nelnet's money wisely. When spending money on Nelnet's behalf, make sure the cost is reasonable, directly related to company business, supported by appropriate documentation, and compliant with corporate policies.

All Nelnet contracts should be in writing and reflect all relevant terms to which the parties are agreeing. We should never sign a contract on behalf of Nelnet unless all the following are met:

- We are authorized to do so in accordance with our Corporate Contract Approval and Signature Authority Policy
- As business leaders, we have studied the contract, understand and can meet the contract terms, and have decided that entering into the contract is in the best interest of Nelnet

(continued on next page)

Q Since my team has already met our annual sales targets necessary to achieve our maximum bonuses, my leader instructs me to "hold off" on bringing in any more contracts until after the first of the year to get a head-start on meeting next year's targets. **Is this acceptable? I have some sizable contracts pending for the remaining two weeks of this year.**

A **No.** Nelnet's Code, as well as accounting standards, prohibits intentional misclassification of transactions as to accounts, business units, or accounting periods. False and misleading accounting records, transactions, books, and reports are strictly prohibited.

(continued from previous page)

Ensure the accuracy of financial statements and accounts. If we are involved in supplying any kind of supporting documentation or approving financial transactions, it's essential that we maintain complete, accurate, and timely records and accounts.

We must prepare financial statements so they fairly and completely reflect the operations and financial condition of Nelnet to our Accounting Policies.

Adhere to our Corporate Records Management Policy and Corporate Records Retention Schedule. If we are involved in an investigation, we may be required to retain information longer than outlined in our Policy.

Prevent fraud. We should never compromise our honesty and integrity by committing fraud. We should also avoid the appearance of fraud. For example, never spend company funds without proper approval. For more information refer to our Fraud Policy.









PROTECT THE COMPANY BY BEING OPEN AND HONEST

Hold Vendors to the Same Standards

"It is a funny thing about life. If you refuse to accept anything but the best, you very often get it."

—W. SOMERSET MAUGHAM

If you are responsible for selecting a vendor, you should base this decision on merit, quality of service, and reputation—just like we want others to select us for our high-quality products and services.



We hold our vendors to the same standards of integrity to which we hold ourselves. An unethical or illegal act of a vendor may hurt Nelnet's reputation and cause a loss of goodwill in the markets we serve. Therefore, all vendors must comply with our Code of Conduct and policies as a condition of doing business with us.

When selecting and retaining vendors, we should:

- Follow our Vendor Management Program
- Perform appropriate due diligence to determine that the vendor is a legitimate enterprise, with a reputation for integrity and ethical behavior, that does not engage in unlawful activities
- Avoid potential or actual conflicts of interest with vendors

"A secret spoken finds wings."
—ROBERT JORDAN

Protect Associate and Customer Information

Our customers and associates are legally entitled to have personal information they provide to Nelnet kept confidential.











Since personally identifiable information (PII) is entrusted to Nelnet, we must not disclose it unless we are legally permitted to do so. We must abide by the privacy laws in the states and countries in which we conduct business—not doing so can lead to penalties and legal action. A significant loss of customer or associate PII, or a security breach that leads to a loss of customer or associate PII, could lead to reputation damage for Nelnet, loss of customers, regulatory penalties, or worse yet, expose people to identity theft. Consult AskEthics if involved in a project which may include the transfer of PII outside of Nelnet.

What should we do to protect customer information?

- Only access personal information for legitimate business purposes
- Keep computers, smart phones, or any other type of mobile device protected at all times
- Transmit—securely via encryption—personal information only to authorized parties who are obligated to protect its confidentiality
- Securely store and dispose of personal information
- Promptly report any possible privacy breaches or security risks to Regulatory Affairs and Corporate Security
- Use complex passwords, encrypt data files, and limit access to data where possible
- Be familiar with and follow the Corporate Security Policy and business security standards

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- Never download unauthorized or unlicensed software on Nelnet computers
- Comply with our Privacy Policy and consult with AskEthics before sharing customer information with another business segment or affiliate
- Follow our Clean Desk Policy and never leave customer or associate information unattended on your desk or computer screen

If we suspect a data breach or become aware of any situation in which data has been compromised, including the loss or theft of a laptop or handheld device, immediately Speak Up and report the situation to the Corporate Security Group.

What personal information does Nelnet protect?

Examples of personal information that must be protected include residential addresses and non-business-related phone numbers, email addresses, driver's license numbers, government-assigned identification numbers, customer account numbers, salary and other compensation information, and information relating to banking, benefits, leaves of absence, and medical history.

Q My business customer called me with an urgent request for information to reconcile their accounts. The requested information included the Social Security numbers and account numbers for their customers' accounts. **Since this is an urgent request, can I just email the information to them?**

A **No.** Social Security numbers and account numbers are considered PII and should not be sent via email, unless the email is fully encrypted using N!! at the beginning of the email's subject line. For more information on protecting PII, contact our Corporate Security Group. The preferred method for sending files containing PII is to contact the CareCenter and request a secure data transfer process be built between Nelnet and the customer. This will ensure compliant encryption processes are used and the file is less likely to be accessed by anyone that is not the intended recipient.







Protect Nelnet Resources from Theft, Loss, Damage, and Misuse

Nelnet relies on each of us to use company resources honestly and efficiently.

Resources include physical property, such as computers, mobile devices, supplies, equipment, software, and company funds. They also include intangible resources, such as company time, confidential information, and intellectual property.

We must:

- Properly maintain and safely use company equipment
- Treat company resources with the same care as we would if they were our own and keep them safe from theft and loss
- Follow our Corporate Security Policy and business security standards to protect information stored on computers, systems, databases, or mobile devices

We must not:

- Take product or supplies for personal use
- Misuse Nelnet resources
- Charge personal expenses on company credit cards
- Personally use Nelnet intellectual property
- Damage or allow another person to damage Nelnet property
- Make any inappropriate or unauthorized disclosures of confidential information or intellectual property

"If you reveal your secrets to the wind, you should not blame the wind for revealing them to the trees."

—KAHLIL GIBRAN

Q During a meeting with one of my business segment's largest customers, I was informed that a competitor just released a new service. The customer proceeds to tell me that this new service could significantly improve her internal processes and performance. The customer likes working with Nelnet, so she asks me if I could also provide these same services. **What should I do?**

A **You should evaluate the idea, but not commit to providing these new services for the customer.** You should gain an understanding of how these new services will help the customer and you should also consult with your manager or AskLegal to make sure Nelnet would not infringe on the competitor's intellectual property by pursuing the requested services.

Confidential Information

While working, we may obtain certain information about Nelnet, its customers, vendors or business partners, or another third party. We should assume this information is confidential, competitively sensitive, and/or proprietary unless we have clear indication that Nelnet has publicly released the information. We should not disclose any confidential business information to anyone outside Nelnet, even to members of our families, unless the disclosure is properly authorized in connection with a clearly defined legitimate business need, and subject to a written Non-Disclosure Agreement. Even within Nelnet and among colleagues, we must only share confidential information on a need-to-know basis.

Also, unless authorized to speak for Nelnet as part of job responsibilities, we should not post opinions or information about Nelnet on the Internet, even if it's not confidential. For more information, refer to Nelnet's Social Media Guidelines.

Intellectual Property

We should not allow a third party to use intellectual property (such as trademarks, copyrights, innovations, and trade secrets) without proper authorization and a license agreement that has been approved by our Legal Department.

It is also critical that we respect the intellectual property rights of others. A key to protecting our intellectual property and the rights of others is the timely and reasonable review of new Nelnet products, services, processes, and to make sure they don't infringe on the intellectual property rights of others.

Intellectual property also includes associates' work product. As Nelnet associates, we have agreed that any work we create, in whole or in part, in connection with our duties, and/or using company time, resources, or information, belong to Nelnet. This may include significant ideas, discoveries, improvements, processes, designs, software, or any other materials we may help to create or author in connection with our work at Nelnet. If you have questions about reusing this intellectual property outside of Nelnet, please contact AskLegal.

Q | While attending a conference, I'm approached by a local news reporter who starts asking me questions about Nelnet and the new services that were just released. **I'm proud of these new services, but should I provide the reporter any details related to these new services?**

A | Unless approved to discuss these matters, you should cordially thank the reporter for their interest in the company and **refer them to our Corporate Communications team** who is authorized to respond to their questions.

Be Open and Honest During Audits and Investigations

Extend full cooperation to auditors and regulators during any type of internal or external review.

"Accuracy is the twin brother of honesty; inaccuracy, of dishonesty."

—NATHANIAL HAWTHORNE

We're regularly audited by internal and external regulators. These are important processes, and Nelnet relies on each of us to be open and honest when working with auditors, regulators, or during investigations.

When working with auditors or regulators, we must never conceal a problem from them. This is strictly prohibited and may also violate laws and regulations. Extend full cooperation to auditors and regulators at all times, including fulfilling document requests or requests to meet with regulators or lawyers in connection with a legal proceeding. If you discover a problem that you believe should be disclosed to an auditor or regulator or have questions about how to respond to audit or regulatory inquiries, consult your manager or the Nelnet leader who is managing the third-party examination.







Q My department is being audited by a third-party regulator. During the audit, one of the regulators, who we were meeting with earlier in the day, sees me working at my desk and asks me about a common practice. **Should I answer the question?**

A **No.** Even if you feel you know the answer to the question, you should politely ask the regulator to run all questions through the Nelnet leader who is their primary contact for the examination (the leader managing the examination). This will ensure all questions are answered correctly and we have a complete record of all questions and answers.

NELNET **CODE OF CONDUCT: DOING BUSINESS THE RIGHT WAY**

Help Make Your Community Better







Pillar of Character: **Citizenship**

- Do what you can to make your community better
- Stay informed and vote
- Be a good neighbor
- Protect the environment

HELP MAKE YOUR COMMUNITY BETTER

Invest in Our Communities

“In every community, there is work to be done. In every nation, there are wounds to heal. In every heart, there is the power to do it.”

—MARIANNE WILLIAMSON

It's our social responsibility to improve the communities in which we work and live. This is something each of us should strive for every day.

Associates at all levels are encouraged to volunteer in their communities, and the Associate Handbook outlines when volunteering is appropriate during business hours.

We support our communities by giving back through our charitable donations and encouraging associates to donate their money and time to schools and community organizations.

Nelnet will continue to contribute a portion of our annual earnings to the Nelnet Foundation. The Nelnet Foundation's purpose is to help support schools and community organizations that help people access an education and strengthen our communities. The Nelnet Foundation also encourages associates to support schools and community agencies by matching their monetary contributions. We also encourage associates to volunteer and give freely of their time by volunteering with organizations in our communities.

Investing in our communities should not be limited to just the donating our time and money. We should also look for opportunities to promote innovation internally and externally through our investments in new ventures. Nelnet is also proud to spur economic development as an angel investor, providing capital, knowledge, and support for local start-ups, as well as strengthening businesses relationships within our communities.







> “The strength of a nation derives from the integrity of the home.”
>
> —CONFUCIUS

HELP MAKE YOUR COMMUNITY BETTER

Represent Nelnet Well Through our Business and Personal Actions

The principles outlined in this Code of Conduct represent how we do business at Nelnet. We're also encouraged to act with integrity and live these values and principles not only while at work, but every day in the communities we serve and in our personal lives. Each of us is responsible for maintaining Nelnet's reputation.

It's impossible to spell out every ethical scenario we might face, whether at work or in the community. Instead, we rely on one another's good judgment to uphold a high standard of integrity for ourselves and for Nelnet. We choose to do business the right way.







Index

Accounting Policies 28
Anonymous Reporting 8
Anti-trust 11
AskEthics 8
AskLegal 11
Associate Handbook 17
Audits 34
Benefits and Wellness Program 19
Bribery 23
Business Records 27
Care Center 31
Citizenship 35
Clean Desk Policy 31
Complaint Management Policy 13
Confidential Information 33
Conflicts of Interest 21
Contract Approval and Signature Authority Policy 27
Core Values 4
Corporate Communications 12
Corporate Records Management Policy 28
Corporate Records Retention Schedule 28
Corporate Security Group 31
Corporate Security Policy 30
Corruption 23
Customer Complaints 13
Discrimination 17
Entertainment 24
Fairness 9
Federal False Claims Act 15
Foreign Corrupt Practices Act 23
Fraud Policy 28
Gifts 24
Government Contracts 15
Government Relations 23
Guiding Principles 4
Harassment 17
Insider Trading 25
Intellectual Property 33
Investigations 34
Kickback 23
Laws and Regulations 14
Learning Resource Group 18
Legal Department 13
Nelnet Foundation 36
Nelnet Learning Portal 18
Non-Disclosure Agreement 33
Personal Information 31
Personal Responsibilities 5
Political Action Committee 23
Privacy Policy 31
Regulatory Affairs 14
Report a Concern 8
Respect 16
Responsibility 26
Social Media Guidelines 33
Speak Up 8
Trustworthiness 20
Vendor Management Program 29
Vendors 29
Volunteer 36
Wellness 19

"Personal and moral integrity is one of our basic fundamentals and it has to start with each of us"

—MARIANNE WILLIAMSON